Exhibit 4.23

Hainan Nuclear Power Co., Ltd.

Xinheng Building 22nd Floor House Lease Contract

Contract No. (Party A): HN-EA100-2021-168

Contract No. (Party B):

Project name: 22-story building lease contract in Xinheng Building

Party A (Lessor): Hainan Nuclear Power Co., Ltd.

Party B (lessee): REIT Technology Development Co., Ltd.

Housing Lease Contract

Party A (Lessor): Hainan Nuclear Power Co., Ltd.

Party B (lessee): REIT Technology Development Co., Ltd.

In view of the fact that Party B intends to rent a house from Party A, and Party A agrees to rent the house to Party B, according to the “Contract Law of the People’s Republic of China” and other relevant laws, regulations and rules, both parties have reached an agreement to enter into this contract.

1. The basic situation and purpose of the house

1.1. Address: 22nd Floor, Xinheng Building, No. 123-8, Binhai Avenue, Longhua District, Haikou City, Hainan Province.

1.2. Building area: 1279.66 square meters.

1.3. The location, structure and layout of the rental house, the existing decoration, ancillary facilities, and equipment conditions shall be listed by both parties in the Floor Plan of the Rental House (Appendix 1).

1.4. The rental housing is for office use. Party B warrants that Party A’s written consent has not been obtained during the lease period and the purpose of the rented house shall not be changed until it is reviewed and approved by the relevant departments as required.

2. Lease Term

2.1. Housing lease period: February 1, 2022 to January 31, 2025.

2.2. It is stipulated in the contract that before the expiration of the lease term, if Party B intends to renew the lease, it shall send a written letter to Party A two months in advance, and the two parties shall negotiate on the renewal of the lease.

3. Rent and Payment

3.1 House rent: The monthly rent is:_______RMB (uppercase), and the annual rent is _______RMB. The aforesaid rent is fixed rent and shall not be adjusted during the lease term.

3.2 Rent payment method: pay first and then rent, with 3 months as a payment cycle, and pay the rent of the cycle to Party A by bank transfer 5 working days before the beginning of each cycle. The rent for the first cycle shall be paid within 7 working days after the signing of this contract. After Party A receives the rent paid by Party B, it shall issue a special VAT invoice to Party B within 5 working days.

3.3 Party B shall bear the actual expenses (water fee/electricity fee/telephone fee/TV viewing fee/heating fee/gas fee/property management fee/Internet usage fee) during the lease period. The specific payment method is as follows: The fee is subject to the requirements of the Xinheng Building Property Company and the local business department.

4. Work contact

4.1 The working contacts designated by both parties to this contract are as follows:

(1) Party A’s contact person: Fandong Kong, Tel::

Party A’s project manager: Fandong Kong, Tel:;

(2) Party B’s contact person: Jing Peng, Tel:.

4.2. If one party changes the working contact person, it shall notify the other party in writing in time. Those who fail to notify in time and affect the performance of this contract or cause losses shall bear corresponding responsibilities.

4.3 The main responsibilities of the working contact:

(1) Take the lead in organizing the implementation of the work undertaken by the party;

(2) Responsible for communication and coordination with the other party, information transfer, etc.

4.4 Unless otherwise stipulated in this contract or agreed by both parties, all notices, documents and changes issued to the other party in accordance with this contract shall be in writing and sent to Party A or Party B’s working contact or its designated handler.

5. Maintenance of houses and ancillary facilities

5.1 During the lease period, if there is any damage to the leased house and its supporting service facilities that is not caused by Party B, Party A shall be responsible for repairing it.

5.2. During the lease period, Party B is responsible for the daily maintenance of the leased house and its ancillary service facilities to ensure that the leased house and its ancillary facilities are in a suitable and safe state. Party B shall conduct daily inspections. Once the leased house and its ancillary facilities are damaged or hidden, Party B shall promptly notify Party A and take appropriate emergency measures.

5.3. Party B shall reasonably use and care for the leased house and its ancillary facilities. If the rental house and its ancillary facilities are damaged or malfunctioned due to Party B’s unreasonable use, Party B shall be responsible for maintenance or compensation.

5.4. For the facilities, decorations and equipment added by Party B at its own expense, Party B shall bear the maintenance responsibility and bear the expenses at its own expense, and Party A shall not undertake the maintenance obligation.

6. Housing delivery and return

6.1 Delivery of the house: Party A shall deliver the house to Party B for use no later than the starting date. The delivery is deemed complete after both parties have signed and stamped for inspection and handed over the house keys and handover confirmation forms such as water and electricity.

6.2. House return: After the lease expires or the contract is terminated, Party B shall return the leased house and settle all rent and expenses. When returning the house, Party B shall ensure that the leased house and ancillary equipment and facilities are in good condition.

6.3. Party B shall dismantle the ancillary facilities, decorations and equipment added by its own investment from the date of termination of the contract or within the same day, and restore it to the original state. Party A has the right to dispose of the fixtures, facilities, decorations and equipment added by Party B that Party B fails to dismantle on schedule, and Party B shall be responsible for the costs and consequences incurred.

6.4. Party B shall complete the evacuation of personnel and items within/from the date of expiry of the lease term or the termination of the contract, and shall be responsible for cleaning the premises. If Party B has left items in Party A’s leased house, Party A shall have the right to deal with it by itself. And do not need to bear any responsibility to Party B.

7. Sublease and Assignment

7.1 Without the written consent of Party A, Party B shall not sublease part or all of the leased premises to others.

7.2. If Party A transfers the leased house during the lease period, it shall notify Party B in writing 90 working days in advance. Under the same conditions, Party B has the right of first refusal.

8. Performance bond

8.1 Party B shall pay Party A a performance bond of ______RMB within 15 working days after signing the contract.

8.2 The performance bond is a guarantee for Party B to perform its contractual obligations. If Party B fails to perform any obligations under this contract, Party A shall have the right to deduct the corresponding performance bond according to the liability for breach of contract that Party B needs to undertake.

8.3 After the lease term expires or the contract is terminated, and after Party A confirms that Party B has no unfulfilled obligations and responsibilities, Party A shall refund Party B without interest within 5 working days.

9. Rights and obligations of both parties

9.1 Party A ensures that it has the right to rent the rental house to Party B.

9.2 Before Party B performs decoration or renovation on the house under the contract, Party B must obtain the written consent of Party A. Relevant design plans (including security and fire protection) must be approved in writing by Party A and approved by relevant management departments before they can be implemented. Party B shall implement civilized construction in the process of decoration and renovation, and comply with relevant regulations such as property management. During the period of decoration and renovation, if any disputes or infringements between neighbors are caused, Party B shall be responsible for handling it; if losses are caused to Party A, Party B shall be responsible for compensation.

9.3 During the lease period, Party A has the right to supervise and inspect the condition of Party B’s leased house and equipment and facilities, and Party B shall provide convenience and cooperate.

9.4. During the lease period, if the house, decoration, ancillary facilities and equipment under the contract are damaged or lost due to improper use, storage, maintenance and upkeep by Party B, Party B shall be responsible for repairing or be liable for damages. If Party B refuses to repair or refuse to bear the liability for compensation, Party A may repair or purchase new items on its behalf, and Party B shall bear the expenses.

9.5 Party B shall not change the use of the house, and shall not use the leased house to engage in any illegal activities.

10. Cancellation and termination of the contract

10.1. Both parties can terminate this contract by mutual agreement.

10.2. In any of the following circumstances, both parties have the right to terminate the contract, claiming that one party to cancel the contract should notify the other party in writing, and the contract will be terminated when the written notice reaches the other party:

(1) The leased house is legally included in the scope of house requisition and demolition due to urban construction needs;

(2) The rental house is damaged, lost or identified as a dangerous house.

10.3. Party B has the right to unilaterally terminate the contract if Party A has one of the following circumstances:

(1) The house is overdue for 15 days (including this number) due to Party A’s reasons;

(2) The delivered house is seriously inconsistent with the contract;

(3) Party B cannot use the leased house normally because it does not undertake the agreed maintenance obligations;

(4) There is a problem with the ownership of the leased house, which seriously affects the use of Party B;

(5) Other breaches of contractual obligations that seriously affect Party B’s realization of the fundamental purpose of the contract.

10.4. If Party B has one of the following circumstances, Party A has the right to unilaterally terminate the contract and take over the leased house.

(1) Without the consent of Party A, Party B alters or damages the main body or load-bearing structure of the building;

(2) Party B delays the payment of house rent or any expense for more than 15 days;

(3) Using the leased house to engage in illegal and disciplinary activities;

(4) Subletting part or all of the leased house without authorization.

(5) Change the purpose of the house agreed in the contract without authorization.

(6) Other acts that seriously violate the contract.

11. Force Majeure

11.1. Force majeure refers to objective circumstances that cannot be foreseen, avoided and overcome.

11.2. When either party affects the performance of the contractual obligations due to force majeure, it may delay or exempt the performance of part or all of the contractual obligations according to the degree and scope of the force majeure. However, the party affected by the force majeure shall minimize the delay or other adverse effects caused by the force majeure, and notify the other party immediately after the force majeure effect is eliminated. Neither party may request an adjustment to the contract price due to delays caused by force majeure.

11.3. The party affected by the force majeure shall, within 2 weeks (including this number) after the occurrence of the force majeure event, obtain the relevant department’s certification document on the occurrence of the force majeure event, and submit it to the other party for confirmation by fax or other written form. Otherwise, there is no right to request the reduction or exemption of contractual liability on the grounds of force majeure.

11.4. If the impact of the force majeure event has reached 120 days or both parties expect the impact of the force majeure event to continue for more than 120 days (including this number), either party has the right to terminate this contract. Subsequent issues arising from the termination of the contract shall be resolved through friendly negotiation between the two parties.

12. Liability for breach of contract

12.1. Party A shall pay Party B a penalty of 0.042% of the monthly rent for each overdue day for delivery of the house overdue;

12.2. During the lease period, if Party A needs to take back the leased house in advance, it shall notify Party B days in advance and obtain the consent of Party B before taking back the leased house % of the total rent to pay liquidated damages.

12.3. If Party B fails to pay rent or performance bond or other fees on time, it shall pay Party A a penalty of 0.042% of the overdue amount for each overdue day.

12.4. If Party B renovates, renovates or adds fixed facilities to the leased house without prior consent of Party A, Party B shall restore the original state and compensate for the loss, and Party A has the right to require Party B to pay RMB 10,000 as liquidated damages.

12.5. Party B shall make corrections immediately and pay Party A a penalty of RMB 10,000 each time if Party B sublet or use the leased house to engage in violation of laws and disciplines.

12.6. During the lease period, if Party B needs to terminate the lease in advance, it shall notify Party A in advance/days and obtain the consent of Party A. Party B shall pay a penalty of % of the total rent for the remaining lease term.

12.7. At the expiration of the lease term, if Party B fails to return the leased house on time, it shall pay Party A liquidated damages at twice the daily rent for each overdue day.

12.8. During the lease period, if Party B violates the contract, Party A has the right to charge Party B a penalty of RMB 10,000 per time.

12.9. If the liquidated damages to be paid by the breaching party according to the contract is lower than the losses caused to the non-compliant party, it shall compensate the non-compliant party for the difference.

13. Integrity Agreement

Both Party A and Party B shall strictly abide by the stipulations in the “Integrity Agreement” (Annex 3) (if any)

14. Dispute handling

14.1. Any disputes arising from or related to this contract shall be resolved through friendly negotiation between the two parties.

14.2. If the dispute cannot be resolved after negotiation, it shall be handled in the second way below

Method 1: Arbitration. Submit it to the Arbitration Commission, and conduct arbitration in accordance with the effective arbitration rules of the arbitration institution at the time of application for arbitration. The arbitral award is final and binding on both parties.

Method 2: Litigation. File a lawsuit with the people’s court where Party A is located.

14.3. During the dispute resolution period, the clauses in the contract that do not involve the disputed part shall still be fulfilled.

15. The contract takes effect

This contract takes effect when all the following conditions are met:

The contract is signed by the legal representatives (persons in charge) of both parties or their authorized representatives and stamped with the official seal of the unit or the special seal of the contract;

16. Date of signing

The date of signing this contract shall be the date when the latter of the two parties signs and affixes the official seal of the company or the special seal of the contract.

17. Contract Composition Documents

17.1. This contract consists of the main body of the contract and the annexes. During the performance of the contract, any amendments or additions to the contract documents signed by the legal representatives/responsible persons of both parties or their respective authorized representatives shall be regarded as an integral part of the contract.

17.2. This contract includes the following annexes:

Annex 1 “Plan of Rental Housing”

Annex 2 “Water and Electricity Handover Confirmation Sheet”

18. Number of copies

This contract is made in two copies, Party A holds one copy and Party B holds one copy, which have the same legal effect.

19. Special agreement

This special agreement is a modification or supplement to other clauses of the contract agreement. If there is any inconsistency, the special agreement shall prevail.

19.1. If Party B intends to expand the leased area, before the expiration of the lease term of this contract, Party B shall send a written letter to Party A one month in advance, and the two parties shall negotiate on the subsequent increase of the leased area.

19.2. During the lease period, if Party A needs to take back the leased house in advance, it shall notify Party B 60 days in advance and obtain the consent of Party B before taking back the leased house. 100% of the performance bond stipulated in the contract shall be paid as liquidated damages.

19.3. Clause 5.1. is amended to read: Party A guarantees that the house is in a normal, suitable and safe state, and is responsible for the maintenance obligations due to the quality of the house or natural damage. If Party A needs to inspect and maintain the house, it shall notify Party B 3 days in advance.

19.4. During the lease period, Party B shall take good care of the house and the facilities in the house. If the house and related facilities are damaged due to Party B’s reasons, Party B shall be responsible for the maintenance and bear the relevant responsibilities.

19.5. During the lease period, when Party B finds that the house has its own quality (including the leakage of the original air-conditioning pipe, the leakage of the roof and wall) or is naturally damaged, it shall notify Party A to repair it in time; The repair shall be carried out within a working day and completed within a reasonable period of time, and the cost shall be borne by Party A.

19.6. If Party B fails to submit performance bond or performance bond on time, Party A has the right to terminate this contract.

19.7. Party A has entrusted Harbin Hengxin Property Management Co., Ltd. Haikou Branch (referred to as “Property Company”) as a property management company. Party B confirms this and accepts its management voluntarily. Party B promises to abide by the “Property Management Service Agreement for Tenant Houses” ”, and abide by the current and future regulations on property management.

19.8. During the lease period, if Party B withdraws the lease or terminates or rescinds the contract due to Party B’s illegal act or other breach of contract, Party A shall have the right to deduct the performance bond and require Party B to settle the relevant expenses and compensation to be paid. Loss.

19. 9. Party B promises to keep the contract price and contract terms of this contract confidential.

19. 10. Party A promises to provide 3 parking spaces in Xinheng Building for Party B free of charge.

19. 11. Party B shall not sublease the leased house and its supporting service facilities to a third party. If it occurs, it shall be implemented in accordance with Clause 12.5 of this contract.

19. 12. Party B shall not use the leased house and its supporting service facilities for catering, entertainment and medical (plastic surgery) related business scope category H. If it occurs, it shall be implemented in accordance with Clause 12.8 of this contract, and in accordance with A. Party requires to complete the rectification within a time limit. If Party B rejects Party A’s rectification request, Party A has the right to take back the house.

19. 13. From the date of receiving the leased house, Party B becomes the responsible person for production and fire safety of the leased house, and must perform the main responsibility for production and fire safety management in accordance with the law, and implement various safety managements such as production, fire protection and property use. Work. Party B shall install fire-fighting facilities at its own expense, and go through relevant fire-fighting application approval procedures and acceptance procedures according to the fire safety standards stipulated by the type of business industry. If a fire or other safety accident is caused by Party B, it shall bear all economic losses and legal responsibilities. Party A has the right to rescind the contract and investigate the economic and legal responsibilities of Party B in case of loss or personal injury to the leased property and other people’s property.

19.14. Clause 6.3. is amended to read: Party B shall, before the termination of the contract, dismantle the ancillary facilities, decorations and equipment added by its own capital and restore it to the original state. If Party A agrees to keep the decoration, Party B does not need to remove it, and Party A does not pay any fees. If Party B fails to restore the original state on time, Party A has the right to handle it by itself, and Party B shall bear the responsibility for the costs and consequences.

19. 15. Clause 6. 4. is amended to read: Party B shall complete the evacuation of personnel and items before the expiration of the lease term or before the termination of the contract, and be responsible for cleaning the premises. Party A has the right to handle it by itself and does not need to assume any responsibility to Party B.

19.16. Clause 12.6 is amended to read: If Party B needs to cancel the lease in advance during the lease period, it shall notify Party A 60 days in advance, and the balance of rent and performance bond that Party A has collected will not be refunded.

19. 17. Clause 2. 2 is amended to read: If Party B intends to renew the lease before the expiry of the lease term, it shall send a written letter to Party A 2 months in advance. Within two years of renewal, the rental price will be increased by __% on the basis of the current price, other terms remain unchanged.

19. 18. If there is a dispute between the two parties, the Nanhai Notary Public Office of Haikou City, Hainan Province will be the institution that can carry out the notary business in the event of a dispute.

19. 19. Party B promises to keep the contract price and contract terms of this contract confidential.

(No text below)

Party A (Lessor): Hainan Nuclear Power Co., Ltd.

/stamp/: Hainan Nuclear Power Co., Ltd.

Party B (lessee): REIT Technology Development Co., Ltd.

/stamp/: REIT Technology Development Co., Ltd.